Exhibit 99.1

PROFICIENT AUTO LOGISTICS appoints brenda frank to board of directors

JACKSONVILLE, FLORIDA – October 30, 2024 — Proficient Auto Logistics, Inc. (NASDAQ: PAL) today announced that the Board of Directors (the “Board”) of Proficient Auto Logistics, Inc. (“Proficient”) appointed Brenda Frank (“Ms. Frank”) to serve as a member of the Board. Ms. Frank currently is the Group Senior Vice President of Human Resources, Buying Offices, of Ross Stores, Inc. (NASDAQ: ROST) (“Ross Stores”) where she leads a team of over 80 professionals. Ms. Frank has worked at Ross Stores since 2018.

“Brenda’s extensive leadership experience in human capital management and legal matters will bring a highly valued additional perspective to our board,” said Rick O’Dell, Proficient’s Chief Executive Officer.

Prior to joining Ross Stores, Ms. Frank was Chief People Officer of Stericycle (NASDAQ: SRCL) (“Stericycle”) from 2016 to 2018. Ms. Frank joined Stericycle as part of its acquisition of Shred-it. Ms. Frank was Executive Vice President of Human Resources, Franchise Relations, General Counsel & Secretary at Shred-it from 2010 to 2016. Ms. Frank worked on developing and executing the organizational redesign of Stericycle's largest business unit to integrate the Shred-it acquisition. Prior to Shred-it, Ms. Frank was Senior Vice President and General Manager of HR for Itochu International Inc, the North American flagship  of ITOCHU Corporation overseeing HR operations for investments in a variety of industries. Ms. Frank started her career as a lawyer for Wilson Sonsini Goodrich & Rosati and Proskauer Rose LLP. Ms. Frank received her J.D. from the New York University School of Law and graduated magna cum laude with a B.S. in Accounting from the State University of New York at Albany.

About Proficient Auto Logistics

We are a leading non-union, specialized freight company focused on providing auto transportation and logistics services. Through the combination of five industry-leading operating companies in conjunction with our IPO in May 2024, we operate one of the largest auto transportation fleets in North America. We offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, or regional rail yards to auto dealerships around the country.

Contacts

Investor Relations:

Brad Wright

Chief Financial Officer and Secretary

Phone: 904-506-4317

email: Investor.relations@proficientautologistics.com